SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
October  25, 2007
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Memorandum of Understanding Regarding EverQ GmbH
     On October 25, 2007, Evergreen Solar, Inc. (the “Registrant”) entered into a Memorandum of Understanding (the “MOU”) with EverQ GmbH (“EverQ”), Q-Cells AG (“Q-Cells”) and Renewable Energy Corporation ASA (“REC”, and together with the Registrant and Q-Cells, the “Parents”). The Parents are the three equal owners of EverQ.
     Pursuant to the terms of the MOU, the Parents have agreed to expand and strengthen the management and organization of EverQ and build EverQ into a standalone company with its own sales and marketing, research and development and other capabilities. In furtherance of establishing EverQ as an independent company, EverQ has agreed to change its name in the near future and will market its products under this new name once it has established the sales and marketing capability to do so. In the interim, it has been agreed that EverQ will continue to provide the Registrant with Evergreen Solar-branded solar panels so that the Registrant can honor all of its current and future customer contracts and commitments. The Registrant and EverQ have agreed to work together to develop a customer-focused marketing transition plan. The Parents and EverQ have agreed to work towards an initial public offering of EverQ stock (an “IPO”) by December 31, 2009.
     Pursuant to the terms of the MOU, REC has offered to provide EverQ with an additional supply agreement for approximately 4,000 MT of polysilicon, in the aggregate, with shipments beginning in 2010 and continuing through 2015 at market pricing competitive with long-term contracts. The effectiveness of the polysilicon offer is contingent upon acceptance of the offer by EverQ by April 25, 2008 and the completion of an IPO by December 31, 2009.
     The MOU also supplements and amends the Amended and Restated License and Technology Transfer Agreement between the Registrant and EverQ, dated as of September 29, 2006 (the “LTTA”). EverQ has agreed to license the Registrant’s Quad furnace technology with its automated ribbon cutting technology for use in its next production facility. EverQ will pay a royalty to the Registrant for its current Quad technology based on actual cost savings realized by EverQ’s use of the technology in its new production facilities. In addition, contingent upon the completion of an IPO by December 31, 2009, the Registrant and EverQ have agreed to modify certain existing terms of the LTTA to provide EverQ with a paid-up license for the Registrant’s existing Gemini String Ribbon technology, and to provide for a five-year, market-based, royalty-bearing, cross-license between the Registrant and EverQ whereby the parties would share all new material technology developments related to the Registrant’s String Ribbon technology platform.
     The full text of the press release announcing the MOU is attached hereto as Exhibit 99.2 and is hereby incorporated by reference. Pursuant to General Instruction B.2 of Form 8-K, the information in Exhibit 99.2 shall not be deemed “filed” for purposes of

Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, but is instead furnished pursuant to that instruction.
Silicon Supply Agreement
     On October 24, 2007, the Registrant entered into a multi-year polysilicon supply agreement with Solaricos Trading, LTD. (“Nitol”). The supply agreement provides the general terms and conditions pursuant to which Nitol will supply the Registrant with specified annual quantities of polysilicon at fixed prices beginning in 2009 and continuing through 2014. Within 15 days of the signing of the supply agreement, the Registrant is required to make a $10 million prepayment to Nitol. An additional prepayment of $5 million will be required within 15 days of the completion of certain milestones which is expected to occur in the first half of 2008.
     The foregoing descriptions of the MOU and the supply agreement are qualified in their entirety by reference to the MOU and the supply agreement, copies of which will be filed by an amendment to this Form 8-K (or as an exhibit to a future periodic report of the Registrant).
Item 2.02. Results of Operations and Financial Condition.
     On October 25, 2007, the Registrant issued a press release announcing its financial results for its third quarter ended September 29, 2007. The full text of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference. Pursuant to General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, but is instead furnished pursuant to that instruction.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     99.1 Press Release dated October 25, 2007, by Evergreen Solar, Inc., announcing financial results for third quarter ended September 29, 2007.
     99.2 Press Release dated October 25, 2007, by Evergreen Solar, Inc., announcing the Registrant’s entry into the MOU and related matters.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary

Dated: October 25, 2007